Exhibit 10.1

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT ("Agreement"), effective June 30, 2012 by and among Integrated Freight Corporation, a Florida corporation with its principal place of business at 8374 Market Street, suite # 478, Bradenton, FL 34202 ("Seller") and Deep South Capital LLC, a Louisiana limited liability company with its principal place of business at 3770 Monroe Hwy, 165 North, Suite # C, Pineville LA 71360 ("Deep South").

W I T N E S S E T H:
WHEREAS, Seller is the owner of 100% of the issued and outstanding shares of common stock (the "Shares") of Triple C Transport, 147 E. Roberts Street, Grand Island, NE 68803; and

WHEREAS, Seller desires to sell, and Deep South desires to purchase, all of the Shares on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:
1.           Purchased Shares
Subject to the terms and conditions herein stated, Seller hereby sells, assigns, transfers and delivers to Deep South, and Deep South hereby purchases and acquires from Seller, all right, title and interest of Seller in and to the Shares for a total purchase price of $1.00 and the issuance to Deep South of an aggregate of 10,000,000 shares of the common stock, par value $.001 per share, of Integrated Freight Corporation.
2.           Representations and Warranties
2.1          By Seller and Triple C Transport.  Seller and Triple C Transport, jointly and severally, represent and warrant as follows and acknowledge that Deep South is relying upon such representations and warranties in connection with the purchase by Deep South of the Shares:
(a)	Triple C Transport is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska;
(b)	The authorized capital stock of Triple C Transport consists of 100 shares of common stock of which all 100 shares of common stock have been duly issued and are outstanding, all of which are fully paid and non‑assessable;
(c)	No person, corporation or other entity has any agreement, option or warrant, or any right or privilege (whether by law, pre‑emptive or contractual, or whether by means of any exercise, conversion or other right or action) which has the effect of or is capable of becoming an agreement, option or warrant, for the purchase from Triple C transport of any securities of Triple C Transport;

(d)	All of the Shares are owned by Seller as the respective registered and beneficial owner of record, with good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances, restrictions and demands whatsoever (other than restrictions imposed by federal or state securities laws);
(e)	Seller has all requisite power and authority to execute, deliver and perform their obligations under this Agreement; the execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary action on the part of Seller and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms;
(f)	Annexed hereto as Exhibit 1.0 and Exhibit 1.1 are the unaudited balance sheet and supporting schedules detail of Triple C Transport as of December 31, 2011 and Year to Date through July 2012. Deep South has reviewed same, asked questions of Seller regarding same, and has received answers to all its questions. Since December 31, 2011, there has been no material change in any of the significant accounting policies, practices or procedures of Triple C Transport in connection with its business.
(g)	Neither the Seller nor Triple C Transport has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or financial advisory services or other similar payment in connection with this Agreement or the transactions contemplated hereby or thereby.

2.2	By Deep South. Deep South represents and warrants as follows and acknowledges that Seller is relying upon such representations and warranties in connection with the sale by Seller of the Shares:
(a)	Deep South is a company validly existing and in good standing under the laws of the Louisiana;
(b)	Deep South has all requisite power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement by Deep South has been duly authorized by all necessary action on the part of Deep South; and this Agreement constitutes the legal, valid and binding obligation of Deep South, enforceable against Deep South in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or insolvency statutes or by a court acting as a court of equity;

(c)	Deep South is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument or charter provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the consummation of the transactions provided for herein; and
(d)	Deep South is purchasing the Shares for its own account for investment purposes.

3.           Survival of Representations and Warranties
3.1	Seller. The representations and warranties of Seller contained in this Agreement, or any agreement, certificate or other document delivered or given pursuant to this Agreement, shall not survive the consummation of the transactions contemplated by this Agreement
3.2	Deep South. The representations and warranties of Deep South contained in this Agreement, or any agreement, certificate or other document delivered or given pursuant to this Agreement, shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of Seller, shall continue in full force and effect for the benefit of Seller and any claim in respect thereof shall be made in writing for a period of 36 months after the Closing Date.

4.            Additional Agreements
4.1     Each of Seller and Deep South shall take or cause to be taken all necessary or desirable actions, steps and corporate proceedings to approve or authorize the transactions contemplated by this Agreement and the execution and delivery of this Agreement and other agreements, understandings and documents contemplated hereby, and shall cause all necessary meetings of directors and stockholders to be held for such purpose.
5.           Indemnification
5.1      Deep South hereto agrees to indemnify and hold harmless Seller from and in respect of any cost, claim, loss, damage, liability or expense which such other party may suffer or incur, whether at law or in equity, arising out, resulting from or in connection with (a) any existing liability of Triple C Transport, whether fixed or contingent, known or unknown, absolute or otherwise or (b) the inaccuracy of any representation or warranty contained herein, for the time periods provided in Section 3 hereof. Seller shall have no obligation of indemnity hereunder of any nature or kind.

5.2     No claim for indemnification will arise until written notice thereof is given to Deep South.  Such notice shall be sent within a reasonable time following the determination by Seller that a claim for indemnity may exist. In the event that any legal proceedings shall be instituted or any claim or demand is asserted by any third person in respect of which either party may seek any indemnification from the other party, the Seller shall give or cause to be given to Deep South written notice thereof and Deep South shall have the right, at its option and expense, to be present at the defense of such proceedings, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times remain with the Seller, unless  Deep South irrevocably acknowledges full and complete responsibility for indemnification of the Seller in respect of the subject claim, in which case the Deep South may assume such control through counsel of its choice; provided, however, that no settlement shall be entered into without the Seller's prior written consent (which shall not be unreasonably withheld). The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party legal proceeding, claim or demand.
5.3     Notwithstanding anything in this Agreement to the contrary, the indemnity provided for in this Section 5 shall apply to any loss, claim, cost, damage, expense or liability, whether or not the actual amount thereof shall have been ascertained prior to the final day upon which a claim for indemnity with respect thereto may be made hereunder in accordance with Section 5 hereof, so long as written notice thereof shall have been given to the party from whom indemnification is sought prior to said date, setting forth specifically and in reasonable detail, so far as is known, the matter as to which indemnification is being sought, but nothing herein shall be construed to require payment of any claim for indemnity until the actual amount payable shall have been finally ascertained.

6.            Notices
Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to be sufficiently given when sent by certified or registered mail or by overnight courier or by hand, addressed to the addresses set forth on the first page of this Agreement or to such other address furnished by notice given in accordance with this Section 11.
7.            Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.  In the event there is any dispute between the parties as to their rights and obligations under this Agreement, the parties submit to the jurisdiction of any state or federal court sitting in the State of Louisiana (any parish) and waive any defense of inconvenient forum to the maintenance of any action so brought.
8.            Entire Agreement
This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. There are no verbal statements, representations, warranties, undertakings or agreements between the parties. This agreement may be amended only by an instrument in writing signed by both parties.

9.            Assignment
Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, which consent may be withheld in either party's sole and absolute discretion, except that Deep South may assign its rights hereunder to an entity that is substantially owned by Deep South without Seller' consent.
10.           Binding Effect
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may be executed in counterparts.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
DEEP SOUTH CAPITAL, LLC

By: /s/ R. Wayne Erwin
Name:  R. Wayne Erwin
       Title:  Manager-CEO

Integrated Freight Corporation
By:  /s/ Henry P. Hoffman
Name:  Henry P. Hoffman
       Title:  President & COO